Brian Gray to Join RenaissanceRe Board of Directors

PEMBROKE, Bermuda -- February 20, 2013 -- RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that Thomas A. Cooper, 76, who has served as a member of the Board since 1996, will retire as a Director, and that Brian G. J. Gray, the recently retired Group Chief Underwriting Officer of Swiss Re, will join the Board, each to occur in conjunction with the Company’s Annual General Meeting of Shareholders in May 2013.

Neill A. Currie, Chief Executive Officer, said, “As RenaissanceRe celebrates its twentieth year, it is fitting that we honor Tom, who has served our company since just after our initial public offering.  At the same time, we look forward to the knowledge and insight that Brian will bring to the boardroom, drawing from the depth of his underwriting experience and his record of achievement in our industry.  As RenaissanceRe’s operations and underwriting activities continue to expand both geographically and in terms of our coverages, Brian’s contributions will be timely and valuable.”

Ralph B. Levy, Chairman, added, “On behalf of the entire Board of Directors of RenaissanceRe, I thank Tom for his many years of service.  We are truly in his debt.  On behalf of my fellow directors, I am also pleased to welcome Brian, whose industry knowledge will contribute to our stewardship of the organization on behalf of all of its shareholders.”

Brian Gray, 50, served in a variety of capacities at Swiss Re, including Group Chief Underwriting Officer from 2008 to 2012, and was a member of Swiss Re’s Group Executive Committee.  Mr. Gray joined Swiss Re’s Canadian operations in 1985, serving in a number of underwriting positions before being selected for a rotational leadership program in 1994.  Mr. Gray was appointed to a series of increasingly senior positions before being promoted to President and CEO for Swiss Re Canada in 2001, and assuming global responsibility for property and specialty lines in 2005.  Mr. Gray obtained his B.A. in Economics from Sir Wilfrid Laurier University in Ontario, and his M.B.A. from the University of Toronto.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two reportable segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, managed by the Company’s ventures unit, and (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

Source: RenaissanceRe Holdings Ltd.

Investor Contact:
RenaissanceRe Holdings Ltd.
Rohan Pai, 441-295-4513
Director of Investor Relations

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